EXHIBIT 99.1

Tenax Therapeutics Reports Third Quarter 2024 Financial Results and Provides a Corporate Update

Raised Gross Proceeds of Approximately $100 Million in a Private Placement with Leading Institutional Healthcare Investors

Continuing to Enroll Patients in Phase 3 LEVEL Study with 52 Investigative Sites Now Initiated

Cash Runway Through End of 2027

CHAPEL HILL, N.C., November 13, 2024 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a Phase 3, development-stage pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced financial results for the third quarter of 2024 and provided a corporate update.

“The third quarter showcased strong execution across our company,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We expanded our pivotal Phase 3 LEVEL study by initiating more investigative sites and we are pleased with the steady pace of patient enrollment. To further drive our progress, we are investing in key talent and operational resources dedicated to advancing the levosimendan Phase 3 program.  Our goal is to make levosimendan the first approved treatment for the millions of individuals affected with PH-HFpEF, a population in critical need of therapeutic options.”

Recent Corporate Highlights

•	On August 12, 2024, Tenax announced the closing of a private placement financing that resulted in total gross proceeds to the Company of approximately $100 million, before deducting placement agent fees and other private placement expenses of approximately $7M.

Upcoming Investor Meetings

•	Guggenheim Healthcare Innovation Conference, Nov-11-13, 2024, Boston, MA

Format: Fireside Chat

Presenters: Chris Giordano, President & Chief Executive Officer;  Stuart Rich, MD, Chief Medical Officer

Date and time: November 13, 2024 at 1:00 PM EST

Webcast: https://wsw.com/webcast/guggen/tenx/1967811

The live and archived webcast of the presentation will be accessible from the Company’s investor relations webpage .

Third Quarter 2024 Financial Results

Tenax Therapeutics reported cash and cash equivalents of $98.3 million as of September 30, 2024. During the third quarter of 2024, the Company raised gross proceeds of approximately $100 million in a private placement financing with leading institutional healthcare investors.

Research and Development expenses for the third quarter of 2024 were $3.1 million, compared to $1.1 million for the third quarter of 2023. The $2.0 million increase year-over-year is primarily attributable to increased costs for the ongoing Phase 3 LEVEL study.

General and administrative expenses for the third quarter of 2024 were $1.5 million, compared to $1.1 for the third quarter of 2023.  The $0.4 million increase year-over-year was primarily attributable to increased personnel cost.

Tenax Therapeutics reported a net loss for the third quarter of 2024 of approximately $4.0 million, compared to a net loss of approximately $2.0 million in the third quarter of 2023.

Cash, cash equivalents and investments totaled $98.3 million on September 30, 2024, compared to $9.8 million on December 31, 2023. Based upon the Company’s current operating plan, Tenax believes that its existing cash, cash equivalents and investments provide a cash runway through the end of 2027.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a unique, potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan has been granted market authorization in 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Results of Tenax Therapeutics’ Phase 2 HELP study of levosimendan in patients with pulmonary hypertension (PH) with heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that is the basis of LEVEL, the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has demonstrated improved exercise tolerance in patients with PH associated with HFpEF, “a growing epidemic with high morbidity and mortality and no treatment. The clear unmet need and lethal nature of PH-HFpEF must be met with novel solutions at all levels of therapeutic development” (AHA Scientific Advisory, “A Call to Action,” 2022).

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company owns global rights to develop and commercialize levosimendan, which it has prioritized in the near term. Tenax Therapeutics also may resume developing its unique oral formulation of imatinib. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the expected use of proceeds from our recent private placement; the expected cash runway with the net proceeds of our recent private placement, and risks associated with our cash needs; risks related to our business strategy, including the prioritization and development of product candidates; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our competitive position; intellectual property risks; risks related to our continued listing on Nasdaq; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Fraunces

Managing Director

LifeSci Advisors, LLC

C: 917-355-2395

jfraunces@lifesciadvisors.com

or

Brian Mullen

LifeSci Advisors, LLC

C: 203-461-1175

bmullen@lifesciadvisors.com

Tenax Therapeutics, Inc. - Consolidated Balance Sheet

for the Periods Ended September 30, 2024 and December 31, 2023

	September 30, 2024	December 31, 2023

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$98,310,918	$9,792,130
Prepaid expenses	1,438,835	1,639,797
Other current assets	33,875	251,583
Total current assets	99,783,628	11,683,510
Other assets	1,117	1,117
Total assets	$99,784,745	$11,684,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,584,145	$2,073,149
Accrued liabilities	977,545	1,012,468
Note payable	-	500,903
Total current liabilities	2,561,690	3,586,520
Total liabilities	$2,561,690	$3,586,520
Commitments and contingencies
Stockholders' equity
Preferred stock, undesignated, authorized 4,818,654 shares
Series A Preferred stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of September 30, 2024 and December 31, 2023, respectively	-	-
Common stock, par value $0.0001 per share; authorized 400,000,000 shares; issued and outstanding 3,408,906 as of September 30, 2024 and 298,281 as of December 31, 2023, respectively	341	30
Additional paid-in capital	405,810,449	305,350,830
Accumulated deficit	(308,587,735)	(297,252,753)
Total stockholders’ equity	$97,223,055	$8,098,107
Total liabilities and stockholders' equity	$99,784,745	$11,684,627

Tenax Therapeutics, Inc. - Consolidated Income Statement for

the Periods Ended September 30, 2024 and September 30, 2023

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Operating expenses
General and administrative	$1,506,796	$1,051,524	$4,083,858	$3,363,511
Research and development	3,112,085	1,065,855	8,115,370	1,529,493
Total operating expenses	4,618,881	2,117,379	12,199,228	4,893,004

Net operating loss	4,618,881	2,117,379	12,199,228	4,893,004

Interest expense	6,312	5,337	23,465	21,813
Interest income	(664,724)	(150,741)	(887,057)	(366,877)
Other expense (income), net	-	-	(654)	(62,866)
Net loss	$3,960,469	$1,971,975	$11,334,982	$4,485,074

Net loss per share, basic and diluted	$0.19	$6.61	$1.37	$19.36
Weighted average number of common shares and prefunded warrants outstanding, basic and diluted	21,161,143	298,280	8,282,118	231,653